SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MOTO PHOTO, INC.

(Name of Registrant as Specified in its Charter)

NOT APPLICABLE

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MOTO PHOTO, INC.

4444 Lake Center Drive

Dayton, Ohio 45426

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE HOLDERS OF COMMON STOCK:

The Annual Meeting of Shareholders of Moto Photo, Inc. (the "Company") will be held at the offices of the Company, 4444 Lake Center Drive, Dayton, Ohio 45426, on Friday, July 27, 2001, at 9:00 a.m., for the following purposes:

    To elect a Board of Directors for the ensuing year.

    To transact such other business as may properly be brought before the Annual Meeting or any adjournment of the Annual Meeting.

The accompanying Proxy Statement contains information regarding the items of business to be considered at the Annual Meeting.

The holders of Common Stock of record at the close of business on May 29, 2001, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. A list of such shareholders will be available at the Annual Meeting and during the ten days before the Annual Meeting at the offices of the Company, 4444 Lake Center Drive, Dayton, Ohio 45426.

Dayton, Ohio

June 11, 2001

Even if you plan to attend the meeting, please sign the enclosed proxy card and return it promptly in the envelope enclosed for that purpose. If you have previously submitted a proxy card and are present at the Annual Meeting, you will be able to revoke the proxy and vote your shares in person.

MOTO PHOTO, INC.

Proxy Statement

Annual Meeting of Shareholders

Table of Contents

Page

GENERAL 1

Record Date and Outstanding Voting Stock. 1

Quorum and Voting 1

Action To Be Taken Under the Proxy 1

Votes Required 2

Solicitation of Proxies 2

Revocation of Proxies 2

Annual Report 2

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT 2

Potential Future Change in Control 5

Compliance with Section 16(a) of the Securities Exchange Act of 1934 5

ELECTION OF DIRECTORS 6

Information Concerning Nominees 6

Meetings of Board of Directors and Committees 7

Compensation of Outside Directors 8

AUDIT MATTERS 8

General 8

Report of the Audit Committee 8

Independent Accountant's Fees 9

Change in Independent Accountant 9

Appointment of Independent Accountant for 2001 9

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION 10

Executive Officers 10

Executive Compensation 10

Option Grants During 2000 12

Option Exercises and Year-End Option Values 13

Employment Contracts, Termination of Employment and

Change-in-Control Arrangements 13

Compensation Committee Interlocks and Insider Participation 14

Report of the Compensation Committee and Mr. Adler 14

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS 17

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS 18

PROPOSALS OF SHAREHOLDERS 19

OTHER MATTERS 19

APPENDIX A A-1

MOTO PHOTO, INC.

4444 Lake Center Drive

Dayton, Ohio 45426

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

July 27, 2001

The following information is furnished in connection with the Annual Meeting of Shareholders of Moto Photo, Inc. (the "Company") to be held on Friday, July 27, 2001 at 9:00 a.m., at the offices of the Company, 4444 Lake Center Drive, Dayton, Ohio. This Proxy Statement will be mailed on or about June 25, 2001, to holders of Voting Common Stock ("Common Stock") of record as of the record date.

GENERAL

Record Date and Outstanding Voting Stock

The record date ("Record Date") for determining shareholders entitled to vote at the Annual Meeting has been fixed at the time of the closing of business on May 29, 2001. As of May 29, 2001, the Company had 7,826,564 shares of Common Stock outstanding and entitled to be voted.

Quorum and Voting

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominees for election as directors will be counted for the purpose of determining the number of shares represented by proxy at the Annual Meeting. Shares represented by proxies returned by brokers where the brokers' discretionary authority is limited by stock exchange rules will be treated as represented at the Annual Meeting only as to such matter or matters, if any, voted on in the proxies. If a quorum is not present at the Annual Meeting, the Annual Meeting may be adjourned to another place, date or time. At any such reconvened meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting.

Cumulative voting is not permitted in the election of directors of the Company. On all matters (including the election of directors) submitted to a vote of the shareholders at the Annual Meeting or any adjournment of the Annual Meeting, holders of Common Stock will be entitled to one vote for each share of Common Stock owned of record by such shareholder on the Record Date.

Action To Be Taken Under the Proxy

Proxies in the accompanying form which are properly executed and returned will be voted in accordance with the instructions on the proxies. Any proxy upon which no instructions have been indicated with respect to a specified matter will be voted as follows:

  "FOR" the election to the Board of Directors of the eight persons named in this Proxy Statement as the nominees of the Board of Directors; and

  As to any other matters which may properly come before the meeting, in accordance with the recommendation of the Board of Directors. The Board of Directors knows of no other matters to be presented for consideration at the meeting.

Votes Required

Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. Because directors are elected by a plurality rather than a majority of the shares present in person or represented by proxy at the Annual Meeting, proxies that are marked "withhold authority" with respect to the election of any one or more nominees for election as directors will not affect the outcome of the nominee's election unless the nominee receives no affirmative votes or unless other candidates are nominated for election as directors. Any other matters properly brought before the Annual Meeting will be decided by a majority of the votes cast on the matter, unless otherwise required by law.

Solicitation of Proxies

The enclosed proxy for the Annual Meeting is being solicited by the Board of Directors of the Company. The cost of soliciting the proxies in the enclosed form will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, and facsimile by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. Copies of proxy solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may, upon request, reimburse banks, brokerage houses, and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

Revocation of Proxies

Any shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (a) giving written notice to the Company of such revocation, (b) voting in person at the Annual Meeting, or (c) executing and delivering to the Company a later-dated proxy. Any such written notice of revocation or later-dated proxy should be addressed to Jacob A. Myers, Secretary, at the Company's offices.

Annual Report

The Company's Annual Report to Shareholders for the fiscal year ended December 31, 2000, including audited financial statements, accompanies this Proxy Statement. Neither the Report nor the financial statements are deemed to be a part of the material for the solicitation of proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

At May 29, 2001, the Company had 7,826,564 shares of Common Stock outstanding and entitled to vote. The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of May 29, 2001 by (i) each of the Company's directors or nominees for director, its chief executive officer, the four other most highly compensated executive officers, and two other individuals who would have been among the four other most highly compensated executive officers for 2000 except that they were no longer employed by the Company as of December 31, 2000, (ii) all directors, nominees and executive officers of the Company as a group, and (iii) each person who is known by the Company to beneficially own more than 5% of the Company's Common Stock. Unless otherwise indicated, the Company believes that the persons named in the table have sole voting and investment power with respect to the shares indicated as beneficially owned by them.

	Number	Percent
Name	of Shares	of Class (1)

Directors and Certain Executive Officers
Michael F. Adler (2) 4444 Lake Center Drive Dayton, OH 45426	1,472,380	18.3%
Harry D. Loyle (3) Linwood Green, Suite 15 210 New Road Linwood, NJ 08221	575,814	7.3%
David A. Mason (4)	130,130	1.6%
Dexter B. Dawes (5)	93,239	1.2%
Frank W. Benson (5)	75,969	1.0%
D. Lee Carpenter (5)	61,759	*
James F. Robeson, Ph.D. (6)	41,568	*
Leslie Charm (5)	25,000	*
Frank M. Montano (7)	259,765	3.2%
Leonard S. Swartz (8)	88,442	1.0%
Paul Pieschel (9)	36,505	*
Alfred E. Lefeld (10)	33,151	*
Lloyd F. Noland	-0-	0%
All Directors and Executive
Officers as a Group (13 persons) (11)	2,831,807	33.0%
Beneficial Owners of More than
5% of the Common Stock
Fuji Photo Film U.S.A. Inc. (12) 555 Taxter Road Elmsford, NY 10523	1,000,000	11.4%
Mark E. Brady (13)	519,210	6.6%
Robert J. Suttman (13) Ronald L. Eubel (13) William Hazel (13) Bernie Holtgreive (13) c/o Eubel Brady & Suttman Asset Management, Inc. 7777 Washington Village Drive, Suite 210 Dayton, OH 45459

*Less than 1%

  Percent of class is calculated without regard to shares of Common Stock issuable upon exercise of outstanding warrants or stock options, except that any shares a person is deemed to own by having the right to acquire upon exercise of a warrant or option are considered to be outstanding solely for purpose of calculating such person's percentage ownership.

  The shares of Common Stock indicated as beneficially owned by Mr. Adler: (i) include 6,000 shares owned by the Elizabeth Adler Trust for which Mr. Adler is trustee; (ii) include 6,000 shares owned by the Robert Adler Trust for which Mr. Adler is co-trustee and shares voting and investment power with Jacob A. Myers, an officer of the Company; (iii) include 232,171 shares that he has the right to acquire by exercise of stock options that are currently exercisable; and (iv) exclude a total of 11,000 shares owned by Mr. Adler's spouse, as to which Mr. Adler disclaims beneficial ownership. Such shares also include 1,149,039 shares of Common Stock owned by Progressive Industries Corporation ("Progressive"), which is 99% owned by Mr. Adler and his family, which shares of Common Stock Mr. Adler may be deemed to own beneficially due to his ownership of a controlling interest in Progressive and his position as President of Progressive.

  Includes 25,000 shares that he has the right to acquire by exercise of stock options that are currently exercisable.
  Mr. Loyle shares voting and investment power with his wife.

  Includes 88,740 shares that Mr. Mason has the right to acquire upon exercise of stock options that are currently exercisable and excludes 2,000 shares owned by Mr. Mason's wife, as to which Mr. Mason disclaims beneficial ownership.

  Includes 25,000 shares that this individual has the right to acquire upon exercise of stock options that are currently exercisable.

  Includes 10,000 shares that Dr. Robeson has the right to acquire upon exercise of stock options that are currently exercisable.

  Includes 243,555 shares that Mr. Montano has the right to acquire upon exercise of stock options that are currently exercisable.

  Includes 52,086 shares that Mr. Swartz has the right to acquire upon exercise of stock options that are currently exercisable and excludes 850 shares owned by Mr. Swartz's wife, as to which Mr. Swartz disclaims beneficial ownership.

  Includes 22,465 shares that Mr. Pieschel has the right to acquire upon exercise of stock options that are currently exercisable.

  Includes 20,093 shares that Mr. Lefeld has the right to acquire upon exercise of stock options that are currently exercisable.

  Includes 756,288 shares that such group has the right to acquire upon exercise of stock options that are currently exercisable.

  Consists of 1,000,000 shares issuable upon exercise of warrants owned by Fuji Photo Film U.S.A., Inc. ("Fuji").

(13) Consists of shares as to which Mark E. Brady, Robert J. Suttman, Ronald L. Eubel, William Hazel, and Bernie Holtgreive each share voting and investment power. Mr. Suttman and Mr. Brady together beneficially own 82,750 shares, as to which they share voting and investment power. Also, Mr. Suttman beneficially owns 5,000 additional shares as to which he has sole voting and investment power, and Mr. Brady beneficially owns 1,900 additional shares as to which he has sole voting and investment power.

Potential Future Change in Control

In December 1999, the Company exchanged its Series G Cumulative Non-Voting Preferred Stock, all of which was held by Fuji, for an Amended Series G Cumulative Non-Voting Preferred Stock (the "Amended Series G Stock") issue of 1,000,000 shares. Fuji is the holder of all of the Amended Series G Stock and warrants to purchase 1,000,000 shares of the Company's Common Stock for $2.375 per share which expire in 2002.

The Amended Series G Stock has a mandatory redemption date of January 1, 2003. The Amended Series G Stock is redeemable by the Company at any time in aggregate amounts of at least $1 million. No dividends are payable in connection with the Amended Series G Stock. If the Company does not redeem the Amended Series G Stock on January 1, 2003, the Company must make penalty payments of $.90 per share, or $900,000, in 2003 and $1.00 per share, or $1,000,000, per year in 2004 and each year thereafter until the stock is redeemed. Any redemption of the Amended Series G Stock must be either in cash from the proceeds of an equity offering or in the Company's Common Stock valued at 90% of the market price at the time of redemption. Fuji may refuse any proposed redemption by the Company in shares of Common Stock and elect to continue to hold the Amended Series G Stock without impairment of any right to require redemption at a later time. The redemption price for the Amended Series G Stock is $10.00 per share, or an aggregate of $10 million.

The Amended Series G Stock is also redeemable under certain other circumstances ("Redemption Event") which include, after appropriate cure periods, failure by the Company to meet certain requirements under a supply contract with Fuji or termination of the supply contract other than as a result of default by Fuji, default by the Company under certain other agreements between the Company and Fuji, the termination of involvement in the day-to-day management of the Company of either Michael F. Adler or David A. Mason if the Company does not replace him or them, within a specified period, with an executive reasonably acceptable to Fuji, a change in control of the Company, the Company's bankruptcy or insolvency, or failure by the Company to meet its obligations under other indebtedness in excess of $100,000.

On April 9, 2001, the Company gave Fuji notice of its intent to renegotiate supply contract prices as permitted under the supply contract. If the parties are unable to agree upon new prices within sixty days of the date of the notice, either party may terminate the supply contract upon thirty days notice to the other. Termination of the supply contract other than as a result of a default by Fuji would give rise to a Redemption Event under the Amended Series G Stock and would give Fuji the right to require redemption of the Amended Series G Stock.

Should Fuji request redemption following a Redemption Event and the Company offer redemption in Common Stock, based on current market prices of the Common Stock, full redemption of the Amended Series G Stock would result in Fuji's having the right to receive common shares representing approximately 90% of the Company's outstanding stock following such redemption. If the Company fails to tender the requisite cash or Common Stock in order to redeem all of the Amended Series G Stock upon request by Fuji following the occurrence of a Redemption Event, Fuji has the right, until all the shares of the Amended Series G Stock are redeemed or the Redemption Event is cured, to elect the majority of the Board of Directors.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and persons who beneficially own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission. The Company is required to disclose delinquent filings of reports by such persons. Based on a review of the copies of such reports and amendments thereto received by the Company, or written representations that no filings were required, the Company believes that no person who at any time during 2000 was director, executive officer, or beneficial owner of more than ten percent of any class of the equity securities of the Company failed to file reports as required by Section 16(a) of the Securities Exchange Act of 1934, except as described below.

Through inadvertence, Frank M. Montano filed one late report as to one transaction; the report was filed as soon as the failure to file was discovered.

ELECTION OF DIRECTORS

The Board of Directors has established the size of the Board as eight members and has nominated all of the current members of the Board for re-election. Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified, or until such director's earlier death, resignation or removal. The affirmative vote of a plurality of the votes cast in person or by proxy at the meeting is required to elect each nominee listed. If any nominee becomes unavailable for any reason, or if a vacancy shall occur before the election (which events are not anticipated), the shares of Common Stock represented by the enclosed proxy will be voted for such other person as may be recommended by the Board of Directors of the Company.

There is no formal arrangement among the directors or shareholders to nominate any person for election to the Board of Directors. No family relationships exist between or among directors or officers of the Company other than the father-son relationship between Michael F. Adler, Chairman and Chief Executive Officer, and Stephen M. Adler, Vice President of Company Store Operations.

Information Concerning Nominees

Michael F. Adler. Age 64. Mr. Adler was elected Chief Executive Officer of the Company in June, 1985, and its Chairman in October, 1990. From February, 1984 through December, 1996, he served as the Company's President. He was elected a director of the Company in June, 1983. Mr. Adler has also been President, Chief Executive Officer and a director of Progressive Industries Corporation ("Progressive") since 1968. He is a member of the Board of Directors of the International Franchise Association and a member of the Photo Retailers & On-Site Lab/National Markets committee for the Photo Marketing Association International. Mr. Adler is also a member of the Board of Directors and Chairman of the Venture Capital and Strategic Planning Committees of the City-Wide Development Corporation, Dayton, Ohio, a member of the Board of Directors of The National Center for Industrial Competitiveness, and a member of the Advisory Board of Alpha Capital. Mr. Adler has previously served on the boards of a number of organizations, including the Photo Marketing Association, the Ohio Building Authority, the Dayton Art Institute, and the nominating council of the Public Utilities Commission of Ohio, for which he served as chairman.

Frank W. Benson. Age 73. Mr. Benson became a director of the Company in February, 1989. He is Chairman of the Compensation Committee. Since June, 1988, Mr. Benson has been Director of Finance and Administration and, since October, 1989, Treasurer of the Center for Policy Negotiation, Inc. in Boston, Massachusetts. He served as an independent consultant to small businesses from May, 1987 through May, 1988. From February, 1983 through April, 1987, Mr. Benson was President, Treasurer, and a director (through January, 1987) of Bailey's of Boston, Inc., a manufacturer and retailer of ice cream and candies in Massachusetts.

D. Lee Carpenter. Age 52. Mr. Carpenter became a director in December, 1997. He is a member of the Compensation Committee. Since 1978, Mr. Carpenter has been Chairman and Chief Executive Officer of Design Forum in Dayton, Ohio, a firm providing strategic design services to businesses. Mr. Carpenter is a member of the Board of Directors of the Association of Professional Design Firms and a member of the American Institute of Graphic Arts, the International Mass Retailers Association and the National Retail Federation.

Leslie Charm. Age 57. Mr. Charm became a director in October, 1990. He is a member of the Audit Committee. Since August, 1992 Mr. Charm has also been partner of Restoration Associates, an entrepreneurial advisory firm in Babson Park, Massachusetts. In addition, since 1985 Mr. Charm has been an adjunct professor of entrepreneurial finance at Babson College in Wellesley, Massachusetts. He is also a director of several privately-held companies and of creditriskmonitor.com in Floral Park, New York, a publicly-held company providing credit information via the Internet.

Dexter B. Dawes. Age 64. Mr. Dawes became a director of the Company in December, 1989. He is Chairman of the Audit Committee. Mr. Dawes is a private investor with interests in technology firms. From 1997 to 2000, Mr. Dawes was a director and Chairman of the Board of Puffin Designs, Inc., a software company based in Sausalito, California, that he founded. From 1975 to 1998, he was Chairman of the New York and San Francisco-based investment banking firm of Bangert, Dawes, Reade, Davis & Thom Incorporated. In addition, between September, 1989, and December, 1996, Mr. Dawes was President of John Hancock Capital Growth Management, Inc.

Harry D. Loyle. Age 47. Mr. Loyle became a director of the Company in July, 1993. He is a member of the Audit Committee. Since July, 1985, Mr. Loyle's principal occupation has been as President of ProMoto Management Corporation, an area developer for the Company. He also serves as Secretary/Treasurer and is a shareholder and director of the following MotoPhoto(r) franchisees: Corral Photographic Corporation in Northfield, New Jersey; Post Imaging Corporation in Huntingdon Valley, Pennsylvania; KEKOA Management, Inc. in Wayne, Pennsylvania; and The Positive Negative, Inc. in Bala Cynwyd, Pennsylvania. Mr. Loyle serves as director and/or officer or partner of a number of privately-held businesses in New Jersey and Pennsylvania. From 1976 to 1985, he was President and General Manager of Charlex, Inc., a company that owned and operated retail photographic stores. In January 1995, Mr. Loyle was elected to the Franchisee Advisory Council of the International Franchise Association and, in February, 2000, was elected the Council's Chairman.

David A. Mason. Age 60. Mr. Mason was elected Treasurer and a director of the Company in June, 1983 and Executive Vice President - Finance and Chief Financial Officer in December, 1983. Mr. Mason has also been Senior Vice President and Treasurer of Progressive since 1975 and a director of Progressive since 1976. He is a former member of the Board of Directors of the Dayton chapter of the Financial Executives' Institute and of the Executive Board of Advisors of the International Minilab Association, Inc. Mr. Mason is also President of National Photo Labs II, Inc., a franchise owner with one MotoPhoto(r) store in Dayton, Ohio.

James F. Robeson, Ph.D. Age 64. Dr. Robeson became a director in June, 1998. He is a member of the Compensation Committee. Between December, 1997 and July, 1998, Dr. Robeson was acting Chief Executive Officer and President of Roberds, Inc., a chain of electronics, appliance, and furniture stores based in West Carrollton, Ohio; he was a director of Roberds between November, 1993 and May, 2000. Roberds filed for Chapter 11 bankruptcy protection in January, 2000. From July, 1996 through December, 1997, Dr. Robeson was Interim Director, Miami University Art Museum, Oxford, Ohio. He was Herbert E. Markley Visiting Scholar in Business, Miami University, Oxford, Ohio, from August, 1995 through May, 1997. From July, 1993 to the present, Dr. Robeson has served as an independent consultant to distribution companies and as an independent consultant on marketing, logistics, and general business matters, including services rendered through the firm of Price waterhouseCoopers. Dr. Robeson is also a director of Huffy Corporation.

Meetings of Board of Directors and Committees

The Board of Directors held six meetings during 2000. The Board of Directors has established standing Audit and Compensation Committees; it does not have a nominating committee. Each director attended, in person or through telephone conference call, at least three-fourths of the aggregate meetings of the Board of Directors and the meetings of the committees, if any, on which he served.

The Audit Committee meets with management to consider the adequacy of the internal controls of the Company and the objectivity of financial reporting. The Audit Committee also meets with the independent accountants and with financial personnel of the Company about such matters. The independent accountants periodically meet alone with the Audit Committee and always have unrestricted access to the Audit Committee. The Audit Committee has three members: Mr. Dawes, Chairman, Mr. Charm, and Mr. Loyle. The Audit Committee met six times during 2000.

The Compensation Committee meets to review and to make recommendations to the Board about certain compensation matters. In addition, the Compensation Committee administers the Company's 1992 Performance and Equity Incentive Plan. The Compensation Committee has three members: Mr. Benson, Chairman, Mr. Carpenter, and Dr. Robeson. The Compensation Committee met three times during 2000.

Compensation of Outside Directors

The Company pays certain compensation to its outside directors for their services to the Company. Directors who are also employees of the Company receive no additional remuneration for serving as directors.

During 2000, outside directors were entitled to receive monthly fees of $400, as well as a fee of $750 per Board of Directors meeting attended in person, $225 per committee meeting attended in person, and $150 per meeting attended via telephone conference call. The fee structure is unchanged for 2001. The Board of Directors has also approved a plan to compensate outside directors who choose to participate in the plan with shares of Common Stock instead of cash payments. During 2000, each director who participated in the plan received shares having a value, based on the average closing sale prices of the Common Stock during December 1999 ($1.003), equal to 150% of the cash compensation that the director would otherwise have been entitled to receive. For 2001, the formula for calculating stock in lieu of cash compensation will be the same but will be based on the average closing sale price of the Common Stock during December 2000 ($.409). Messrs. Benson, Carpenter, Dawes, Loyle, and Robeson elected to receive Common Stock as compensation during 2000 and have elected to do so again in 2001.

In addition, for consulting services provided to the Company during 2000, Mr. Charm received $3,200, and his firm, Restoration Associates, received $1,200.

AUDIT MATTERS

General

The Board of Directors has appointed an Audit Committee (the "Committee") to assist the Board of Directors in monitoring the integrity of the financial statements of the Company and the independence and performance of the Company's independent accountants. The Committee is comprised of Dexter B. Dawes (Chairman), Leslie Charm and Harry D. Loyle. The Board of Directors has determined that Messrs. Dawes and Charm are independent directors within the definition set forth in the listing standards of the National Association of Securities Dealers. The Board of Directors has determined that Mr. Loyle is not independent under these standards due to his position as an executive officer of four MotoPhoto(r) franchisees and as owner of a company acting as an area developer for the Company pursuant to an area developer agreement; however, the Board of Directors considers Mr. Loyle's financial background and experience to be valuable to the Committee. The Committee has adopted a written charter that has been approved by the Board of Directors and is set forth in Appendix A of this Proxy Statement.

Report of the Audit Committee

The Committee has reviewed and discussed the Company's audited financial statements for fiscal year 2000 with management, which has the primary responsibility for the financial statements. Arthur Andersen LLP ("Andersen"), the Company's independent auditors for 2000, is responsible for expressing an opinion on the conformity of the Company's audited financial statements with accounting principles generally accepted in the United States. The Committee has discussed with Andersen the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees." Andersen provided to the Committee the written disclosures and the letter required by Independence Standards Board No. 1, "Independence Discussions with Audit Committees," and the Committee discussed with Andersen that firm's independence. The Committee also considered whether Andersen's provision of non-audit services is compatible with Andersen's independence.

Based on these considerations, and subject to the limitations on the Committee's role and responsibilities as described in its charter, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for 2000.

Audit Committee:

Dexter B. Dawes, Chairman

Leslie Charm

Harry D. Loyle

Independent Accountant's Fees

During 2000, the Company retained Arthur Andersen LLP as independent accountants to provide services in the following categories and for the following fees:

Audit fees: $109,000

Financial information systems design and implementation: $0

All other fees: $30,000

Change in Independent Accountant

In May 2000, Ernst & Young LLP ("E&Y") resigned as the Company's independent accountant. E&Y's reports on the financial statements of the Company for 1999 and 1998 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. E&Y's resignation was not requested or acted upon by the Audit Committee or by the Board of Directors. During fiscal years 1999 and 1998 and the interim period through May 25, 2000, there were no disagreements with E&Y on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of E&Y, would have caused them to make reference to the subject matter of the disagreements in connection with their reports. In addition, there were no "reportable events" with E&Y during such period. E&Y provided to the Company a letter filed with the Securities and Exchange Commission stating that it agrees with the foregoing statements.

Appointment of Independent Accountant for 2001

Upon the Audit Committee's recommendation, the Board of Directors has re-appointed Andersen as independent accountant for the Company and its subsidiaries to examine and report on its financial statements for 2001. Representatives of Andersen will not be present at the Annual Meeting but will be available by telephone to respond to appropriate questions.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Executive Officers

In addition to Messrs. Adler and Mason, who are listed elsewhere herein under the heading "Information Concerning Nominees," the following individuals also serve, or have been chosen to serve, as executive officers of the Company.

Frank M. Montano. Age 49. Mr. Montano was appointed President and Chief Operating Officer in January, 1997. From September, 1992 through December, 1996, Mr. Montano served as Executive Vice President and Chief Operating Officer. From June, 1990 to September, 1992, he served with Sbarro, Inc., first as Vice President of Licensing (June, 1990 to May, 1991) and then as Senior Vice President (May, 1991 to September, 1992). From April, 1989 to June, 1990, Mr. Montano was associated with Diet Center, Inc., as Vice President of Operations (April, 1989 to October, 1989) and as Senior Vice President (October, 1989 to June, 1990). From August, 1986 to April, 1989, Mr. Montano was Vice President of Franchising for Marriott Corporation.

Paul Pieschel. Age 61. Mr. Pieschel was appointed Senior Vice President of Franchise Sales in February, 1997. From March, 1985 to February, 1997, Mr. Pieschel was Vice President of Franchise Sales. Between 1984 and July, 1999, and commencing again on April 1, 2000, Mr. Pieschel has also served as the Company's Vice President of Human Resources.

Linda I. Kramer. Age 56. Mrs. Kramer was appointed Vice President of Franchise Operations in June, 2000. Since July, 1999, she has also been Vice President of Training and Education. Between July, 1999 and April, 2000, Mrs. Kramer also served as Vice President of Human Resources, and between July, 1999 and April, 2001, as Vice President of Receivables. Mrs. Kramer has worked for the Company since October, 1995, in the following capacities: from June, 1998 to July, 1999, as Senior Director of Training, Receivables, and Customer Care; from January, 1998 to June, 1998, as Director of Receivables and Customer Care; from October, 1996 to January, 1998, as Director of Receivables, Point-of-Sale, and Customer Care; and from October, 1995 to October, 1996, as Franchise Operations Support Specialist.

Alfred E. Lefeld. Age 42. Mr. Lefeld was appointed Vice President and Controller in October 1994 and assumed responsibility for Wholesale Operations effective April, 2000. From June, 1993 to October, 1994, Mr. Lefeld was MIS Director for the Company. From January, 1992 through May, 1993, Mr. Lefeld was Controller-Midwest-Division for MAB Paints and Coatings.

Stephen M. Adler. Age 39. Mr. Adler was appointed Vice President of Company Store Operations in April, 2000. From January, 1996 to April, 2000, he was Director of Company Store Operations. From August, 1995 to January, 1996, Mr. Adler was a Franchise Business Consultant for the Company. From April, 1990 to January, 1994, he was a District Manager of company stores.

Executive Compensation

The following table provides information with respect to compensation received for the preceding three fiscal years by the Company's chief executive officer, the four other most highly compensated executive officers of the Company, and by two other individuals who would have been among the four other most highly compensated executive officers for 2000 except that they were no longer employed by the Company as of December 31, 2000. All of the foregoing individuals are referred to herein as the "named executive officers."

	Annual Compensation				Long Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compen-sation(1)	Securities Underlying Options(#)	All Other Compen-sation(2)
Michael F. Adler Chairman and Chief Executive Officer	2000 1999 1998	$200,000 200,000 189,634	$ - 25,906 -	$ 29,525 28,561 23,544	- - 38,760	$ 5,870 7,370 5,900

Frank M. Montano President and Chief Operating Officer	2000 1999 1998	$168,300 167,437 162,604	$ - 21,048 -	$ 4,704 4,090 3,895	- 7,544 37,464	$ 3,200 6,782 13,044

David A. Mason Executive Vice President, Chief Financial Officer and Treasurer	2000 1999 1998	$127,500 126,846 123,223	$ - 21,125 -	$ 4,022 4,090 3,895	- 7,023 28,416	$ 3,200 2,787 3,200

Leonard S. Swartz Former Senior Vice President Franchise Operations (3)	2000 1999 1998	$109,878 112,058 108,332	$ - 2,500 -	$ 3,713 3,498 2,776	- 6,160 25,299	$ 1,850 2,446 2,523

Lloyd F. Noland Former Senior Vice President Marketing (4)	2000 1999 1998	$139,050 137,991 54,519	$ - 20,619 15,000	$ - - -	- 17,585 75,000	$197,365 14,530 8,453

Paul Pieschel Senior Vice President Franchise Sales (5)	2000 1999 1998	$ 95,508 91,500 89,301	$ 17,323 20,656 23,493	$ 16,608 4,090 3,895	9,323 4,384 20,808	$ 2,404 2,434 2,496

Alfred E. Lefeld Vice President - Controller	2000 1999 1998	$ 95,261 81,772 78,559	$ 9,500 5,000 -	$ 4,704 4,090 3,895	4,168 3,616 17,816	$ 2,307 1,807 1,811

  The primary component of "Other Annual Compensation" for Mr. Adler is a car allowance. In 2000, 1999, and 1998, the car allowances were $14,406, $14,468 and $14,225, respectively. The primary components of "Other Annual Compensation" for Mr. Pieschel are a car allowance and reimbursement for car-related expenses. In 2000, Mr. Pieschel's car allowance was $6,464, and he received reimbursement of $4,328 for car-related expenses.

  "All Other Compensation" in 2000 for Mr. Adler consists of (i) $2,670 of insurance premiums paid by the Company with respect to a $500,000 term life insurance policy covering Mr. Adler that is maintained by the Company for Mr. Adler's benefit pursuant to his employment agreement, and (ii) $3,200 consisting of the Company's contributions for Mr. Adler to the Company's defined contribution retirement plan. "All Other Compensation" in 2000 for Mr. Noland consists of (i) $155,277 of salary and related benefits which, absent mitigation by Mr. Noland (which he has the affirmative obligation to seek), will be paid to Mr. Noland during 2001 under the terms of his employment agreement

  (see "Employment Contracts, Termination of Employment and Change-in-Control Arrangements" below), (ii) $38,888 of indebtedness (principal, interest and tax liability) forgiven by the Company during 2000 under transition loans made by the Company to Mr. Noland during 1998 in connection with his employment by the Company, and (iii) $3,200 representing the Company's contribution for Mr. Noland to the Company's defined contribution retirement plan. "All Other Compensation" in 2000 for Messrs. Montano, Mason, Swartz, Lefeld and Pieschel consists of the Company's contributions for them to the Company's defined contribution retirement plan.

  Mr. Swartz retired from the Company on November 17, 2000.

  Mr. Noland joined the Company on August 3, 1998 and left the Company's employ as of December 28, 2000.

  Bonus to Mr. Pieschel for 2000, 1999, and 1998 represents commissions paid to Mr. Pieschel in connection with the sale of franchises.

Option Grants During 2000

The following table provides information concerning the grant of stock options during the year ended December 31, 2000 to each of the named executive officers who received option grants during such year.

	Individual Grants				Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(2)
Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in 2000	Exercise Price Per Share	Expiration Date	5%	10%

Paul Pieschel	9,323	9%	$.4062	12/13/2005	$1,061	$2,310
Alfred E. Lefeld	4,168	4%	$.4062	12/13/2005	$ 474	$1,033

  All of the options shown were granted under the Company's Stock Ownership Program under the 1992 Performance and Equity Incentive Plan. All of the options are exercisable in 25% increments per year on each successive anniversary date of the grant.

  The Potential Realizable Values upon exercise of stock options are equal to the product of the number of shares underlying the options and the difference between (i) the respective hypothetical stock prices on the date of option exercise, and (ii) the exercise price per share of the options. The hypothetical stock prices are equal to the price per share of the Common Stock as of the date of the option grant compounded annually at the rates of 5% and 10%, respectively, over the term of the option. The rates of appreciation used are required by the Securities and Exchange Commission and do not represent a projection or estimate by the Company on the potential growth of the value of its Common Stock. Therefore, there can be no assurance that the rate of stock price appreciation presented in this table can be achieved.

Option Exercises and Year-End Option Values

None of the named executive officers exercised any stock option during the year ended December 31, 2000. The following table provides information concerning unexercised stock options held by the named executive officers as of December 31, 2000.

	Number of Unexercised Options Held at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael F. Adler	228,295	33,799	-	-
Frank M. Montano	238,300	38,648	-	-
David A. Mason	84,486	30,398	-	-
Paul Pieschel	19,507	30,493	-	-
Alfred E. Lefeld	13,882	26,218	-	-
Leonard S. Swartz	52,086	-	-	-
Lloyd F. Noland	13,517	54,068	-	-

(1) Based on the closing sale price of the Company's Common Stock on December 29, 2000 of $0.375 per share as reported on the OTC Bulletin Board.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

In April, 1997, Michael F. Adler, the Company's Chairman and Chief Executive Officer, entered into an employment contract that is automatically renewed at the end of each fiscal year for an additional three years unless the Board takes other action. The employment contract provides for a base salary of $161,500 per year, subject to annual review by the Board of Directors. Beginning April, 1998, Mr. Adler's base salary was set at $200,000 per year. The employment contract calls for Mr. Adler's bonuses to be determined by the Board of Directors or a committee of the Board. The employment contract requires the Company to maintain for Mr. Adler's benefit a $500,000 term life insurance policy covering Mr. Adler. The Company paid premiums of $2,670 for this policy during 2000. The employment contract also provides that, in the event Mr. Adler's employment is terminated without cause, he will be entitled to salary continuation equal to thirty-six months of the salary he was receiving immediately prior to termination, as well as continuation of benefits which he was receiving at the time of termination, including health insurance and use of suitable office and secretarial support, but excluding a car allowance. Mr. Adler has announced that he plans to retire as CEO and limit his time spent on Company business by the end of 2001. He intends to continue as a director of the Company.

David A. Mason, the Company's Executive Vice President, Chief Financial Officer and Treasurer, is employed under an employment contract with a term through December 31, 2002. Commencing January 1, 2002, the term of the employment agreement will be extended so that the term of the agreement will always be for a period of one year unless Mr. Mason or the Company elects not to continue the contract or unless Mr. Mason's employment is terminated earlier. The employment contract, as amended, provides for a base salary of $127,500 per year, subject to annual review by Mr. Adler after consultation with the Compensation Committee of the Board of Directors. Under the employment contract, Mr. Mason's eligibility for bonus payments will be determined by Mr. Adler after consultation with the Compensation Committee. The employment contract provides that, if there is a change in control of the Company, the employment contract will be extended for three years from the date of the change of control. Mr. Mason has announced that he plans to limit his time spent on Company business by the end of 2001. He intends to continue as a director of the Company .

Frank M. Montano, the Company's President and Chief Operating Officer, is employed under an employment contract with a term through December 31, 2002. Commencing January 1, 2002, the term of the employment agreement will be extended so that the term of the agreement will always be for a period of one year unless Mr. Montano or the Company elects not to continue the contract or unless Mr. Montano's employment is terminated earlier. The employment contract provides for a base salary of $169,125 per year, subject to annual review by Mr. Adler after consultation with the Compensation Committee. Under the employment contract, Mr. Montano's eligibility for bonus payments will be determined by Mr. Adler after consultation with the Compensation Committee. The employment contract provides that, if there is a change in control of the Company, the employment contract will be extended for three years from the date of the change of control.

In January, 1999, Lloyd F. Noland entered into an employment contract with a term through December 31, 2001 to serve as the Company's Senior Vice President of Marketing. The employment contract provided for a base salary of $135,000 per year. Mr. Noland left the Company's employ effective December 28, 2000. Pursuant to a severance agreement between the Company and Mr. Noland, he will receive his salary and related benefits for the remainder of the term of his employment contract term and reimbursement of approximately $2,200 for home office expenses in connection with his job search. Salary and benefits paid to Mr. Noland will be offset by any salary and benefits he obtains through new employment, which he has an affirmative obligation to seek.

Effective April, 1999, Paul Pieschel, the Company's Senior Vice President of Franchise Sales, entered into an employment contract with a term through December 31, 2001. Commencing January 1, 2001, the term of the employment agreement will be extended so that the term of the agreement will always be for a period of one year unless Mr. Pieschel or the Company elects not to continue the contract or unless Mr. Pieschel's employment is terminated earlier. The employment contract provides for a base salary of $91,971 per year, subject to annual review by Mr. Adler after consultation with the Compensation Committee. Mr. Pieschel's eligibility for bonus payments is determined by Mr. Adler after consultation with the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board of Directors are Frank W. Benson, Chairman of the Committee, D. Lee Carpenter and James F. Robeson, Ph.D. All of such current members of the Compensation Committee are independent non-employee directors of the Company. The Committee establishes the compensation of the Chief Executive Officer, subject to the terms of his employment contract. Michael F. Adler, Chairman and Chief Executive Officer of the Company, sets compensation for all other executive officers, subject to applicable employment contracts, but reviews such decisions with the Compensation Committee.

Report of the Compensation Committee and Mr. Adler

Compensation Elements

Compensation of the Company's executive officers consists of three principal elements:

Base salaries designed to be competitive in the Company's geographic market and with comparably situated companies;

Annual bonuses which are generally dependent on the Company's profitability for the year but from time to time discretionary bonuses are granted based on a subjective review of the performance of executive officers and taking into consideration accomplishments which will benefit the Company over the longer term; and

Stock options which are designed to align the executive officers' interests with long-term interests of the shareholders.

Executive Officer Compensation

Messrs. Michael Adler, Montano, Mason, and Pieschel are employed pursuant to employment contracts that specify base salary and bonus levels. It is the Company's policy to pay base salaries to executive officers in the 25th to 75th percentile for comparable positions for comparably situated companies.

Bonuses for executive officers are determined by the terms of the executive officer's employment contract, if any, approved by the Compensation Committee. In the absence of specific contractual provisions, the Compensation Committee determines Mr. Michael Adler's bonus, and Mr. Adler, after consultation with the Compensation Committee, determines the bonuses for the remaining executive officers.

Mrs. Kramer and Mr. Lefeld received bonuses for 2000 as part of a structured bonus plan for certain departments and based on the achievement by their departments of certain profit levels. Mr. Pieschel, Senior Vice President of Franchise Sales, received no bonus as such but received commissions in connection with the Company's sales of franchises for 2000 at commission levels determined by Mr. Adler after consultation with the Compensation Committee. Bonus for Mr. Stephen Adler was dependent upon his department's achieving a certain profit level. This profit level was not reached during 2000, and Mr. Adler received no bonus. Bonuses for Messrs. Montano, and Mason were dependent upon the Company's achieving certain target pre-tax profit levels. These target levels were not reached during 2000, and Messrs. Montano and Mason received no bonus. Bonuses to the executive officers serving as such in 2000 totaled $30,233. The Compensation Committee intends that bonuses for 2001 be structured to reward financial performance and financial and strategic initiatives that will likely positively impact shareholder value.

The Compensation Committee administers the Company's 1992 Performance and Equity Incentive Plan (the "Plan"), which permits the Committee to grant to officers and key employees stock option and other equity-based incentive awards. In authorizing awards under the Plan to executive officers, the Committee considers various factors, including the relative responsibilities of the recipient, the Committee's subjective evaluation of the recipient's performance, whether the recipient and/or his department met certain specified targets, and the recipient's relative equity interest in the Company in the form of stock, stock options, or other equity-based incentive awards in view of the Committee's desire to align the interests of management and the shareholders in the long-term performance and financial success of the Company.

During 2000, options to purchase a total of 61,865 shares of Common Stock were granted to executive officers at exercise prices equal to 100% of the market value of the shares on the date of grant.

Compensation of the Chief Executive Officer

Compensation for the Company's Chief Executive Officer, Michael F. Adler, is determined under the terms of his employment contract with the Company. During 2000, Mr. Adler received base salary of $200,000, which did not increase from 1999 or 1998. Mr. Adler's bonus compensation is determined by the Compensation Committee pursuant to the employment contract and for 2000 was dependent upon the Company's achieving certain target pre-tax profit levels. These target levels were not reached during 2000, and Mr. Adler received no bonus. No options were granted to Mr. Adler during 2000.

Section 162(m)

The Committee has not adopted a policy with respect to qualification of executive compensation in excess of $1 million per individual for deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The Committee currently does not anticipate that the compensation of any executive officer during 2001 will exceed the limits on deductibility for 2001. In determining a policy for future periods, the Committee would expect to consider a number of factors, including the tax position of the Company, the materiality of amounts likely to be involved and any potential ramifications of the loss of flexibility to respond to unforeseeable changes in circumstances.

Compensation Committee:

Frank W. Benson, Chairman

D. Lee Carpenter

James F. Robeson, Ph.D.

Michael F. Adler, Chief Executive Officer

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

The following line graph compares the yearly percent change in the cumulative total shareholder return of the Company's Common Stock against the cumulative total return of the Center for Research in Security Prices ("CRSP") Index for the NASDAQ Stock Market (U.S. Companies) and the CRSP Index for NASDAQ Retail Trade Stocks for the period of five fiscal years (1996 to 2000). It assumes that $100 was invested on December 29, 1995 in the Company's Common Stock and in each of the other indices, with all dividends reinvested.

Date	Company Index	Market Index	Peer Index
12/29/1995	100.000	100.000	100.000
01/31/1996	80.000	100.500	98.984
02/29/1996	84.000	104.333	105.526
03/29/1996	80.000	104.681	112.454
04/30/1996	76.000	113.350	122.618
05/31/1996	120.000	118.551	125.515
06/28/1996	108.000	113.210	120.196
07/31/1996	128.000	103.140	112.836
08/30/1996	128.000	108.926	120.834
09/30/1996	120.000	117.248	126.896
10/31/1996	128.000	115.944	121.657
11/29/1996	120.000	123.132	124.649
12/31/1996	120.000	123.027	119.214
01/31/1997	112.000	131.756	121.753
02/28/1997	116.000	124.464	117.563
03/31/1997	100.000	116.348	113.411
04/30/1997	116.000	119.975	109.580
05/30/1997	112.000	133.563	121.104
06/30/1997	116.000	137.670	128.076
07/31/1997	120.000	152.174	133.856
08/29/1997	126.000	151.946	136.150
09/30/1997	144.000	160.951	145.182
10/31/1997	152.000	152.565	137.322
11/28/1997	152.000	153.371	140.426
12/31/1997	176.000	150.682	140.002
01/30/1998	160.000	155.455	141.999
02/27/1998	174.000	170.062	154.911
03/31/1998	152.000	176.348	168.025
04/30/1998	152.000	179.329	168.259
05/29/1998	128.000	169.362	161.810
06/30/1998	104.000	181.198	171.034
07/31/1998	116.000	179.076	159.300
08/31/1998	96.000	143.576	117.180
09/30/1998	119.000	163.494	123.745
10/30/1998	96.000	170.677	137.569
11/30/1998	92.000	188.030	157.390
12/31/1998	76.000	212.459	170.377
01/29/1999	88.000	243.297	173.282
02/26/1999	76.000	221.509	159.844
03/31/1999	72.000	238.271	169.831
04/30/1999	66.000	245.946	171.060
05/28/1999	64.000	239.134	157.968
06/30/1999	66.000	260.650	164.189
07/30/1999	76.000	255.950	157.880
08/31/1999	100.000	266.773	141.388
09/30/1999	88.000	267.138	147.302
10/29/1999	72.000	288.544	150.976
11/30/1999	68.000	323.638	165.449
12/31/1999	54.000	394.821	149.346
01/31/2000	52.000	380.208	140.943
02/29/2000	64.000	452.483	138.306
03/31/2000	60.000	443.166	134.606
04/28/2000	60.000	372.760	127.635
05/31/2000	57.000	327.793	104.254
06/30/2000	54.000	385.309	107.055
07/31/2000	32.000	364.433	102.532
08/31/2000	32.000	407.492	109.054
09/29/2000	62.000	354.535	109.256
10/31/2000	44.000	325.330	105.363
11/30/2000	44.000	250.817	91.104
12/29/2000	44.000	237.368	91.626

Legend
CRSP Total Returns Index for:	12/1995	12/1996	12/1997	12/1998	12/1999	12/2000

Moto Photo, Inc.	100.0	120.0	176.0	76.0	54.0	44.0
Nasdaq Stock Market (US Companies)	100.0	123.0	150.7	212.5	394.8	237.4
Nasdaq Retail Trade Stocks	100.0	119.2	140.0	170.4	149.3	91.6
SIC 5200-5599, 5700-5799, 5900-5999 US & Foreign

Notes:

  The lines represent monthly index levels derived from compounded daily returns that include all dividends.
  The indexes are reweighted daily, using the market capitalization on the previous trading day.
  If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
  The index level for all series was set to $100.0 on 12/29/1995.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Messrs. Michael Adler, Mason, and Pieschel own 23% of the outstanding common stock of National Photo Labs II, Inc. ("NPL II"). NPL II owns one one-hour photo processing store. The store owned by NPL II is managed by the Company pursuant to a management agreement and is operated as a MotoPhoto(r) store under a franchise agreement. The management agreement provides for an annual incentive fee based on cash generated. The franchise agreement provides for monthly royalties equal to the greater of 5% of net sales or $1,000. During the year ended December 31, 2000, the Company received from NPL II total revenues of approximately $233,000, including all royalty and incentive fees paid and revenues derived from the sale by the Company to NPL II of operating supplies and merchandise. This amount constituted approximately 0.6% of the Company's total revenues.

Progressive operates a MotoPhoto(r) store under a franchise agreement. During 2000, total revenues derived by the Company from this store, including all royalty and advertising fees paid and revenues derived from the sale of operating supplies and merchandise, were approximately $87,000. This amount constituted approximately 0.2% of the Company's total revenues.

The Company's corporate offices are located at 4444 Lake Center Drive, Dayton, Ohio 45426. The building in which the Company's offices are located is 76% owned by Michael F. Adler, members of Mr. Adler's family, Stephen Adler, and David A. Mason. The Company leases such offices, consisting of approximately 33,000 square feet on approximately 2.4 acres of land, under a lease with an initial term ending June 30, 2009, and two five-year renewal options. The rent is $20,327 per month through June 2004 and $22,374 from July 2004 through June 2009. During 2000, the Company made lease payments totaling $243,924.

In February, 1997, the Company agreed to manage a MotoPhoto(r) franchised store owned by W. P. Enterprises, Inc. ("WP"), a corporation owned by Richard Zsambok, the brother-in-law of Michael F. Adler. The management agreement provides for an annual incentive fee based on cash generated and a monthly fee, which supersedes the royalty fee required by the franchise agreement, equal to the greater of 5% of net sales or $1,000. During 2000, total revenues derived by the Company from this store, including all monthly and advertising fees paid and revenues derived from the sale of operating supplies and merchandise, were approximately $72,000. This amount constituted approximately 0.2% of the Company's total revenues.

The foregoing transactions were approved and all future transactions with or loans to officers, directors, key employees or their affiliates will be approved, by a majority of the members of the Board of Directors, or as appropriate, of the Compensation Committee, who were not officers of the Company and/or were not interested in the transaction.

Harry D. Loyle, a director of the Company, is a shareholder, officer, and director in four MotoPhoto(r) franchisees: Corral Photographic Corporation, Post Imaging Corporation, KEKOA Management, Inc., and The Positive Negative, Inc. Each such franchisee owns and operates one store under a franchise agreement which provides for a royalty fee of six percent of net retail sales and an advertising fee of one-half percent of net retail sales. During 2000, total revenues derived by the Company from these four stores were approximately $429,000, which constituted approximately 1.2% of the Company's total revenues.

In addition, Mr. Loyle is owner and President of ProMoto Management Corporation ("ProMoto"), which acts as an area developer for the Company pursuant to an area development agreement. As area developer, ProMoto receives a portion of the initial franchise fee as compensation for the recruitment of a franchisee in its area and also receives a portion of the royalty paid to the Company by any franchised store in its area (including the stores owned by the four franchisees named above) as compensation for performing training, marketing, quality control and other services which would otherwise be performed by the Company. During 2000, the Company paid ProMoto fees of approximately $436,000. The terms of the Company's area development agreement with ProMoto are the same as those in the agreements of most of the Company's other area developers.

During 2000, Caroline Zsambok, wife of Michael F. Adler, provided consultation to the Company on training and organizational learning services through her company, Z Research and Consulting ("Z Research"). During 2000, the Company paid Z Research fees of approximately $29,441. The Company has agreed to provide Z Research with an office at the Company's headquarters and limited secretarial support for non-Company work it performs. Z Research compensates the Company for all out-of-pocket expenses the Company incurs in providing Z Research with an office and secretarial support. The Company anticipates that it will use Z Research's services less in the future.

PROPOSALS OF SHAREHOLDERS

The Board of Directors will consider proposals of shareholders intended to be presented for action at the 2002 Annual Meeting of Shareholders. For a shareholder proposal to be included in the Company's Proxy Statement relating to the 2002 Annual Meeting, a written proposal complying with certain requirements established by the Securities and Exchange Commission, including Rule 14a-8 under the Securities Exchange Act of 1934, must be received at the Company's principal executive offices, located at 4444 Lake Center Drive, Dayton, Ohio 45426, no later than February 25, 2002.

In addition, shareholders are notified that the deadline for providing the Company timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the 2002 Annual Meeting is May 11, 2002. As to all such matters of which the Company does not have notice as of May 11, 2002, discretionary authority to vote on such proposal will be granted to the persons designated in the Company's proxy related to the 2002 Annual Meeting.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented for action at the meeting other than those listed in the Notice of Meeting and referred to in this Proxy Statement. Nonetheless, the enclosed proxy confers discretionary authority to vote with respect to those matters described in Rule 14a-4(c) under the Securities Exchange Act of 1934, including those matters that the Board of Directors does not know, a reasonable time before proxy solicitation, are to be represented at the Annual Meeting. If any other matters properly come before the meeting or any adjournment of the meeting, the persons named on the accompanying proxy intend to vote the shares represented by them in accordance with the recommendations of the Board of Directors.

APPENDIX A

MOTO PHOTO, INC.

AUDIT COMMITTEE CHARTER

The Audit Committee is appointed by the Board to assist the Board in monitoring the integrity of the financial statements of the Company and the independence and performance of the Company's external auditors.

The members of the Audit Committee shall meet the independence and experience requirements of the listing standards of the National Association of Securities Dealers; provided, however, the Board may appoint one non-independent director to the Audit Committee if it determines that the director's experience and qualifications are of such value to the Corporation that they outweigh the director's lack of independence. The members of the Audit Committee shall be appointed by the Board.

The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall:

1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

4. Review with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q.

5. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

6. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

7. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

8. Approve the fees to be paid to the independent auditor.

9. Receive periodic reports from the independent auditor regarding the auditor's independence consistent with Independence Standards Board Standard No. 1, discuss such reports with the auditor, and if so determined by the Audit Committee, take or recommend that the full Board take appropriate action to oversee the independence of the auditor.

10. Evaluate together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

11. Review the significant reports to management prepared by the internal auditing department and management's responses.

12. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

13. Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

14. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

15. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include:

a. Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

b. Any changes required in the planned scope of the internal audit.

16. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

17. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Conduct.

18. Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

19. Meet at least annually with the chief financial officer and the independent auditor in separate executive sessions.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

REVOCABLE PROXY

MOTO PHOTO, INC.

[x] PLEASE MARK VOTES

AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael F Adler, David A. Mason and Jacob A. Myers as Proxies, or any of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Voting Common Stock of Moto Photo, Inc., (the "Company") held of record by the undersigned on May 29, 2001, at the Annual Meeting of Shareholders to be held on July 27, 2001, or any adjournment thereof.

Please be sure to sign and date
this proxy in the box below.	Date

Shareholder sign above Co-holder (if any) sign above

With- For All

For hold Except

1. ELECTION OF DIRECTORS [ ] [ ] [ ]

Adler, Benson, Carpenter, Charm, Dawes,

Loyle, Mason and Robeson

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted as specified by the shareholders. If no specification is made, the proxy will be voted FOR the election of all of the nominees listed in Item 1. If any other matters are brought before the meeting or if a nominee for election as a director named in the proxy statement for election as a director is unable to serve or for good cause will not serve, the proxy will be voted in accordance with the recommendations of the Board on such matters or for such substitute nominees as the Board may recommend.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares represented by this proxy.

Detach above card, sign, date and mail in postage paid envelope provided.

MOTO PHOTO, INC.

4444 Lake Center Drive, Dayton, Ohio 45426

Please date this proxy, sign EXACTLY as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. If shares are registered in more than one name, signatures of all such persons are required.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY